Exhibit 99.1

Behringer Harvard Acquires Luxury
Multifamily Community in San Francisco

DALLAS, July 23, 2013 — Behringer Harvard announced today its acquisition of a 202-unit luxury multifamily community on a 1.2-acre infill site at the intersection of Mission Street and 15th Street in the heart of San Francisco’s Mission District.

Construction of the new community at 1880 Mission Street has just been completed. Known as Vara, the community is a six-story podium project with below-grade parking facilities. The property also includes approximately 6,800 square feet of ground-level retail space with frontage along Mission Street.

“One factor that attracted us to this outstanding property was its central urban location in the Bay Area with a strong economy and favorable demographics,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “We believe Vara will appeal to young professionals who have been increasingly attracted to employment opportunities in the San Francisco metro area. The Mission District neighborhood has experienced rapid transformation and gentrification over the last decade as tech companies and incubator firms have moved to the area.”

Vara offers apartments averaging 770 square feet each, ranging from studios to units with three bedrooms and two baths and an optional loft. The apartments feature full-size washers and dryers and condominium-quality finishes including granite or quartz countertops, maple cabinetry, and stainless steel appliances. Common-area amenities include a state-of-the-art fitness center, two landscaped courtyards, and Wi-Fi-enabled resident lounge.

With its highly desirable location in the Mission District, long renowned for its vibrant culture and artistic spirit, Vara is within walking distance of an array of amenities and public transportation options. The community is on the same block as a San Francisco Municipal Railway and Bus (Muni) stop and only one block from the Bay Area Rapid Transit (BART) station at Mission and 16th Streets. The nearby Delores and Valencia Corridor offers many eclectic and colorful restaurants, cafés, shops and entertainment venues.

The portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 53 multifamily communities in 14 states comprising 14,610 apartment homes.

About Behringer Harvard

Behringer Harvard creates, manages and distributes global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $6 billion and made investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A

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number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	David Nesmith Richards Partners for Behringer Harvard david_nesmith@richards.com 214.891.2864

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